SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C.  20549


                                   FORM 8-K

                       Pursuant to Section 13 or 15(d) of

                      the Securities Exchange Act of 1934


                               December 17, 2004
                      ---------------------------------
                      (Date of earliest event reported)




                          DELTA PETROLEUM CORPORATION
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)



   Colorado                    0-16203                84-1060803
--------------               ----------          -------------------
  (State of                  Commission           (I.R.S. Employer
Incorporation)                File No.           Identification No.)



                  Suite 4300
                  370 17th Street
                  Denver, Colorado                        80202
           -------------------------------------------------------
           (Address of principal executive offices)     (Zip Code)



      Registrant's telephone number, including area code: (303) 293-9133




                                     N/A
         ------------------------------------------------------------
         (Former name or former address, if changed since last report)







ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On December 17, 2004, Delta Petroleum Corporation ("we" or "our") entered into an Asset Purchase Agreement(the "Agreement") with Manti Resources, Inc., a Texas corporation, Manti Operating Company, a Texas corporation, Manti Caballos Creek, LTD., a Texas limited partnership, Manti Opossum Hollow, LTD., a Texas limited partnership, J&P Oil and Gas, Inc., a Texas corporation, Lara Energy, Inc., a Texas corporation, and SofRoc Fuel Co., a Texas corporation (collectively, "Sellers"), pursuant to which we have agreed to purchase certain oil and gas properties located in McMullen and Atascosa Counties, Texas. Two of the fields subject to the Agreement are currently operated by the Sellers and, if the transaction is consummated as anticipated, we will acquire ownership of more than a 90% working interest and assume operations of both fields. Based upon our preliminary review, we believe that the properties to be purchased contain approximately
32.5 Bcfe in proved reserves with additional unproved development opportunities. The properties currently produce approximately a net 12,000 Mcfe per day. The effective date of the sale would be December 1, 2004.

     The purchase price for the assets is to be approximately $63 million in cash, subject to certain adjustments. In connection with the execution of the Agreement, we have paid the Sellers a deposit of $3 million toward the purchase price. We intend to fund the remainder of the acquisition cost through borrowings under our existing credit facility.

     The closing of the Agreement is subject to customary closing conditions, the timely resolution of any title defects, the results of any environmental audit, etc. The Agreement provides that the closing will occur on or before January 21, 2005.


                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      DELTA PETROLEUM CORPORATION
                                      (Registrant)


Date:  December 21, 2004               By:/s/ Kevin K. Nanke
                                          -------------------------------
                                          Kevin K. Nanke, Treasurer
                                          and Chief Financial Officer